Exhibit 99.1

VillageEDOCS' Investor Converts $779,736 of Notes Payable to Common Stock

 TUSTIN, California -June 8, 2005- VillageEDOCS, (OTCBB: VEDO  - news: www.villageedocs.com) announced today that James Townsend elected to convert the entire balance of his convertible promissory notes from the company to shares of VillageEDOCS' common stock.

"We are excited to report that James Townsend notified the company on June 3, 2005 of his intent to convert his outstanding loans to stock.  We had been working with him to pay the notes off by the end of the quarter.  As the time came to pay the notes off, Mr. Townsend notified us of his desire to convert the note to common stock.  This conversion demonstrates confidence in the company's activities," said Mr. Mason Conner, President and CEO of VillageEDOCS.

Mr. Conner continued, "We are pleased with Mr. Townsend's decision to convert 100% of his outstanding loans.  Not only does this conversion substantially reduce our debt, it improves our profitability since there will be no further interest expense in connection with the debt.  The elimination of this debt strengthens our balance sheet, which will have a positive impact on our acquisition program this year."

The entire amount of principal and interest on the notes was due no later than October 31, 2005.  On June 3, 2005, The Note Holder provided written notification to the Company of his intent to convert immediately upon the execution of the amendment.

VillageEDOCS has today filed a Form 8-K in connection with this transaction.

About VillageEDOCS

VillageEDOCS, through our MessageVision subsidiary, is a leading provider of comprehensive business-to-business business information delivery services and products for organizations with mission-critical needs, including major corporations, government agencies and non-profit organizations.  Through our Tailored Business Systems subsidiary, we provide accounting and billing solutions for county and local governments.  Through our Resolutions subsidiary, we provide products for document management, archiving, document imaging, imaging software, document scanning, e-mail archiving, document imaging software, electronic forms, and document archiving.  For further information, visit our website at www.villageedocs.com.

Contact Information: Michael Richard  Phone: 714.734.1030, Fax: 714.734.1040, email: info@villageEDOCS.com, Corporate Website: www.villageedocs.com   Service Website: www.villagefax.net

Cautionary Statement Regarding Forward-Looking Information

All statements in this press release that do not directly and exclusively relate to historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements represent the Company's plans, intentions, expectations and belief and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected or expressed herein.  These include uncertainties in the market, competition, legal, regulatory initiatives, success of marketing efforts, availability, terms and deployment of capital, and other risks detailed in the Company's SEC reports, of which many are beyond the control of the Company.  The Company assumes no obligation to update or alter the information in this news release.  Investors are cautioned not to put undue reliance on any forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 21E of the Exchange Act.